Exhibit 34.1
Report of Independent Registered Public Accounting Firm
To the Management of DTE Electric Company
We have examined DTE Electric Company’s (the “Company”) compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for all publicly issued (i.e., registered with the Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1933, as amended) securities secured by an intangible property right to charge, collect, and receive amounts necessary to provide for the full recovery of the specified costs determined to be recoverable (and assures that the charges are non-bypassable and will be paid by customers within the utility’s historic service territory who receive utility goods or services through the utility’s transmission and distribution system, even if those customers elect to purchase these goods or services from a third party), issued on or after January 1, 2006 for which the Company provides applicable services (the “Platform”) described in the accompanying Report On Assessment Of Compliance With Servicing Criteria For Asset-Backed Issuers, as of December 31, 2022 and for the period from March 17, 2022 to December 31, 2022, excluding criteria 1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(vi), 1122(d)(4)(iii), 1122(d)(4)(v), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii) and 1122(d)(4)(xv), which the Company has determined are not applicable to the servicing activities performed by it with respect to the Platform. Appendix A to management’s assertion identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. DTE Electric Company’s management is responsible for the Company's compliance with the applicable servicing criteria. Our responsibility is to express an opinion on the Company's compliance with the applicable servicing criteria based on our examination.
Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether the Company complied, in all material respects, with the applicable servicing criteria, and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides, and that the evidence we obtained is sufficient and appropriate to provide, a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.
We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements related to the engagement.
Our examination disclosed the following material noncompliance with the servicing criteria set forth in Item 1122(d)(3)(ii) of Regulation AB applicable to the Company during the period ended December 31, 2022. Certain amounts due to investors were not remitted in accordance with timeframes, distribution priority, and other terms set forth in the transaction agreements.
In our opinion, except for the material noncompliance described in the preceding paragraph, DTE Electric Company complied with the aforementioned applicable servicing criteria as of and for the period ended December 31, 2022 for the Platform, in all material respects.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
March 20, 2023